Exhibit 4.60
                                                         12-15-94



                  NORTHERN STATES POWER COMPANY

                  EMPLOYEE STOCK OWNERSHIP PLAN


                       Amended and Restated
                Effective as of December 31, 1988




                  NORTHERN STATES POWER COMPANY
                  EMPLOYEE STOCK OWNERSHIP PLAN
                       Amended and Restated
                Effective as of December 31, 1988


                        TABLE OF CONTENTS

                                                             Page

ARTICLE I.          NATURE OF THE PLAN . . . . . . . . . . . .  1

     Section 1.1    Purpose. . . . . . . . . . . . . . . . . .  1
     Section 1.2    History. . . . . . . . . . . . . . . . . .  1
     Section 1.3    General Information. . . . . . . . . . . .  1
     Section 1.4 Benefits Determined Under Provisions in effect at Termination of Employment . . . 1

ARTICLE II.         DEFINITIONS. . . . . . . . . . . . . . . .  2

     Section 2.1    Definitions. . . . . . . . . . . . . . . .  2

ARTICLE III.   ELIGIBILITY FOR PARTICIPATION . . . . . . . . .  7

     Section 3.1    Eligibility. . . . . . . . . . . . . . . .  7
     Section 3.2    Re-employment. . . . . . . . . . . . . . .  8
     Section 3.3    Excluded Employees.. . . . . . . . . . . .  9

ARTICLE IV.    CONTRIBUTIONS . . . . . . . . . . . . . . . . . 10

     Section 4.1    Discretionary Contributions. . . . . . . . 10
     Section 4.2    Employee Contributions.. . . . . . . . . . 10

ARTICLE V.          ACCOUNTS AND ALLOCATIONS . . . . . . . . . 11

     Section 5.1    Separate Accounts. . . . . . . . . . . . . 11
     Section 5.2    Allocation of Contributions. . . . . . . . 11
     Section 5.3    Limitation on Allocations. . . . . . . . . 12
     Section 5.4    Trust Income . . . . . . . . . . . . . . . 13
     Section 5.5    Statement of Account . . . . . . . . . . . 14
     Section 5.6    Immediate Vesting. . . . . . . . . . . . . 14
     Section 5.7    Voting of Shares and Exercise of
                    Other Rights                               14
     Section 5.8    Tender or Exchange Offers Regarding
                    Company Stock                              14

ARTICLE VI.    DISTRIBUTION. . . . . . . . . . . . . . . . . . 16

     Section 6.1    Termination of Employment. . . . . . . . . 16
     Section 6.2    Effect of Re-Employment After
                    Distribution Has Been Made or Commenced  . 17
     Section 6.3    Withdrawals of Common Stock. . . . . . . . 17
     Section 6.4    Diversification Options. . . . . . . . . . 19
     Section 6.5    Rollovers and Transfers to Other
                    Qualified Plans                            20

ARTICLE VII.   BENEFICIARIES . . . . . . . . . . . . . . . . . 22

     Section 7.1    Surviving Spouse as Required Beneficiary . 22
     Section 7.2    Other Beneficiaries. . . . . . . . . . . . 22
     Section 7.3    Presumptions . . . . . . . . . . . . . . . 22
     Section 7.4    Waiver of Interest . . . . . . . . . . . . 23

ARTICLE VIII.  ADMINISTRATIVE PROVISIONS . . . . . . . . . . . 24

     Section 8.1    Company as "Named Fiduciary" May
                    Delegate Powers and Authorities. . . . . . 24
     Section 8.2    Facility of Payment. . . . . . . . . . . . 24
     Section 8.3    Spendthrift Trust and Qualified
                    Domestic Relations Order                   24
     Section 8.4    Source of Payment. . . . . . . . . . . . . 25
     Section 8.5    Company to Pay Administration Expenses . . 25
     Section 8.6    Record Address . . . . . . . . . . . . . . 25
     Section 8.7    Required Information to be Furnished . . . 25
     Section 8.8    Company Rules. . . . . . . . . . . . . . . 25
     Section 8.9    Claims Procedure . . . . . . . . . . . . . 26

ARTICLE IX.    AMENDMENT AND TERMINATION . . . . . . . . . . . 27

     Section 9.1    Amendment. . . . . . . . . . . . . . . . . 27
     Section 9.2    Discontinuance of Contributions and
                    Termination of the Plan                    27
     Section 9.3    Limitations. . . . . . . . . . . . . . . . 27
     Section 9.4    Merger, Etc., with Another Plan. . . . . . 27
     Section 9.5    Election to Participate by New Employer. . 27

ARTICLE X.          TRUSTEE. . . . . . . . . . . . . . . . . . 28

     Section 10.1   Trust Agreement. . . . . . . . . . . . . . 28
     Section 10.2   Trust Investments. . . . . . . . . . . . . 28
     Section 10.3   Exclusive Benefit of Participants. . . . . 28
     Section 10.4   Borrowed Funds . . . . . . . . . . . . . . 28
     Section 10.5   Dividends Applied to Loan Repayment. . . . 29
     Section 10.6   Release from Suspense Account and
                    Allocation of Shares                       29
     Section 10.7   Non-Tradable Company Stock . . . . . . . . 30

ARTICLE XI.    MISCELLANEOUS PROVISIONS. . . . . . . . . . . . 32

     Section 11.1   No Contract of Employment. . . . . . . . . 32
     Section 11.2   No Guarantees on Value . . . . . . . . . . 32
     Section 11.3   Fiduciary Responsible Only For Own Acts. . 32
     Section 11.4   Company Indemnification. . . . . . . . . . 32
     Section 11.5   Laws of Minnesota. . . . . . . . . . . . . 32
     Section 11.6   Securities Regulations . . . . . . . . . . 32
     Section 11.7   Contributions Conditioned on Tax
                    Deductions                                 32
     Section 11.8   Top Heavy Contingency. . . . . . . . . . . 33
     Section 11.9   Tax Credit Rules . . . . . . . . . . . . . 33

                  NORTHERN STATES POWER COMPANY
                  EMPLOYEE STOCK OWNERSHIP PLAN
    (Amended and Restated, Effective as of December 31, 1988)


                  ARTICLE I.  NATURE OF THE PLAN

     Section 1.1 Purpose. The purpose of this Plan is to provide Employees who become Participants in the Plan with an opportunity to acquire ownership of Company Stock, thereby promoting Employee interest in the business endeavors of the Company and its subsidiaries and enhancing the Employees' welfare.

     Section 1.2 History. The Plan was originally adopted, effective January 1, 1975, to take advantage of an investment tax credit available to employers with respect to certain employee stock ownership plan contributions. The investment tax credit expired December 31, 1982, and the Plan was amended to take advantage of a payroll based tax credit available from January 1, 1983 through December 31, 1986. After 1986, the Plan remained in effect, both to hold shares acquired previously, and to acquire additional shares of Company Stock in leveraged and non-leveraged transactions.

     Section 1.3 General Information. The Plan is intended to qualify as a "tax credit employee stock ownership plan" under Code Section 409, as an "employee stock ownership plan" as defined by Code Section 4975(e), and as a qualified stock bonus plan under Code Section 401(a). The Plan consists of the Plan and the Trust Agreement. It is administered by the Company for the exclusive benefit of Participants and their Beneficiaries, pursuant to the Plan and the Trust Agreement. A copy of the Trust Agreement is available for review by Participants and their Beneficiaries in the Company's Benefits Department. The administrative costs of the Plan, other than taxes, if any, on assets held by the Trustee, will be borne by the Company, except to the extent indirectly reimbursed by a reduction in a Discretionary Contribution under Section 4.1. The Plan is designed to invest primarily in qualifying employer securities meeting the requirements of Code Sections 4975(e)(8) and 409(l).

     Section 1.4 Benefits Determined Under Provisions in effect at Termination of Employment. Except as may be specifically provided herein to the contrary, with respect to a Participant whose Termination of Employment has occurred, benefits under the Plan attributable to service prior to his or her Termination of Employment shall be determined and paid in accordance with the provisions of the Plan as in effect on the date the Termination of Employment occurred. Except where an earlier or later effective date is specified, this amended and restated Plan is effective as of December 31, 1988.

                     ARTICLE II.  DEFINITIONS

     Section 2.1 Definitions. Unless the context clearly implies otherwise, as used in this Plan the following terms shall have the meanings set forth below:

     "Account" refers to the records maintained by the Company to record the proportional amount of the Trust Fund credited to an individual under the Plan.

     "Basic Account" refers to the entire Account of a Participant exclusive of the Company Stock or other interest credited to the Participant's Savings Account.

     "Beneficiary" means the designated person, persons, trust, or estate to whom all or a portion of the decedent's Account is to be distributed in the event of death as provided in Article VII, except that, in the event of homicide, the provisions of Section 524.2-803 of Minnesota Statutes shall be applied.

     "Board of Directors" means the Board of Directors of the Company.

     "Code" refers to the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the committee provided for in Section 8.1.

     "Common Control" - a trade or business entity (whether a corporation, partnership, sole proprietorship or otherwise) is under "Common Control" with another trade or business entity (i) if both entities are corporations which are members of a controlled group of corporations as defined in Code Section 414(b) , (ii) if both entities are trades or businesses (whether or not incorporated) under common control as defined in Code Section 414(c), (iii) if both entities are members of an affiliated service group as defined in Code
Section 414(m), or (iv) if both entities are required to be aggregated pursuant to regulations under Code Section 404(o). Service for all entities under Common Control shall be treated as service for a single employer to the extent required by the Code. In applying the preceding sentence for purposes of Section 5.3, the provisions of Code Section 414(b) and (c) are deemed to be modified as provided in Code Section 415(h).

     "Company" means Northern States Power Company, a Minnesota corporation.

     "Company Stock" means common stock of the Company.

     "Converted Pay" is a dollar amount which the Employee elected to have the Employer make as a contribution on behalf of the Employee to a trust under a plan adopted by the Company in accordance with Code Section 401(k) or which the Employee directed the Employer to apply to the acquisition of benefits under a written plan established by the Company under Code Section 125.

     "Covered Compensation" means the total compensation received from the Employer during a Plan Year as stated in the payroll records of the Employer, including overtime, bonus or incentive pay, and Converted Pay, subject to the following:

          (a) Covered Compensation does not include expense allowances, per diem payments and other special payments not classified as regular compensation.

          (b) Covered Compensation does not include Employer contributions to this Plan or another employee benefit plan, nor does it include any benefits from an employee benefit plan.

          (c) Covered Compensation does not include any compensation in excess of the maximum annual amount specified in Code Section 401(a)(17), subject to any applicable cost of living adjustments.

          (d) In applying the annual limits under Code Section 401(a)(17), the spouse of a Highly Compensated Employee who is more than a 5% owner or who is among the 10 highest paid Highly Compensated Employees and any lineal descendants of such a Highly Compensated Employee who have not attained age
18 before the end of the Plan Year shall not be treated as a separate participant, and any Covered Compensation of said family member shall be treated as Covered Compensation of the Highly Compensated Employee.

          (e) The term "Covered Compensation" includes compensation received from an Employer in the entire Plan Year in which participation commences.

     "Disability" means a total and permanent disability of a Participant.
A Participant will be deemed to be totally and permanently disabled when, on the basis of medical evidence satisfactory to the Company, such Participant is found to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration.

     "Discretionary Contribution" refers to an Employer contribution under
Section 4.1.

     "Effective Date" means the date on which the Plan became effective, that is, January 1, 1975.

     "Employee" refers to an employee of an Employer as defined herein.

     "Employer" means the Company, Northern States Power Company, a Wisconsin corporation, and any other corporation under Common Control with the Company which, with the consent of the Company, is participating pursuant to Section 9.5.

     "ERISA" refers to the Employee Retirement Income Security Act of 1974.

     "Highly Compensated Employee" for any Plan Year means an individual described in Code Section 414(q), including Employees meeting the following requirements:

          (a) The Employee at any time during the current or prior Plan Year was a 5 percent owner as defined in Code Section 414(q)(3).

          (b) The Employee received Testing Wages in excess of $75,000 (adjusted for cost of living increases as provided by regulation) for the prior Plan Year.

          (c) The Employee both received Testing Wages in excess of $50,000 (adjusted for cost of living increases as provided by regulation) for the prior Plan Year and was in the top paid 20 percent of Employees, determined in accordance with Code Section 414(q)(8).

          (d) The Employee was an officer receiving Testing Wages in excess of $45,000 (adjusted for cost of living increases as provided by regulation) for the prior Plan Year. However, no more than the greater of 50 persons or 10 percent of Employees shall be treated as officers for purposes of this subsection.

          (e)  The employee would meet the requirements of subsections (b),
(c), or (d) in the current Plan Year (but not in the prior Plan Year) and is among the 100 Employees paid the greatest Testing Wages.

     "Hour of Service" means an hour for which an Employee is directly or indirectly paid, or entitled to payment, by the Employer prior to termination of service, including overtime and paid "time-off" such as paid vacation days, holidays, or days on jury duty. An "Hour of Service" includes each hour for which back pay, irrespective of mitigation of damage, has been awarded or agreed to by the Employer; such hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement, or payment was made. Credit for payments made for or during periods of time in which no duties are performed shall be determined in accordance with Department of Labor Regulation Sections 2530.200b-2(b) and (c).

     "Investment Date" is the 20th day of each month if shares of Company Stock are traded on the New York Stock Exchange on that day; if not, the Investment Date shall be the first succeeding day during which shares of such stock are traded on such Exchange. For purposes of section 4.2(B) only, "10th" shall be substituted for "20th" in the preceding sentence.

     "Investment Price" shall be a price equal to the average of the reported high and low prices for the Company Stock as of the Investment Date preceding the applicable transaction as reported in the Wall Street Journal for the New York Stock Exchange-Composite Transactions. (In the event Company Stock should not be readily tradeable on an established security market, then the Investment Price shall be determined by an independent appraiser meeting requirements similar to those contained under regulations issued under Code
Section 170(a)(1).)

     "Leased Employee" is any person who is not otherwise an Employee and who, pursuant to an agreement between the recipient Employer and any other person or organization, has performed services for an Employer, or for an Employer and related persons (determined in accordance with Code Section 414(n)(6)), who completes 1000 Hours of Service either in the initial computation year referred to in Section 3.1(B)(2) or any Plan Year thereafter, and such services are of a type historically performed by employees in the business field of the Employer; provided, that a person shall not be treated as a Leased Employee for any Plan Year if, during such Plan Year: (i) such person is covered by a money purchase pension plan described in Code Section 414(n)(5)(B), and (ii) not more than 20% of the Employees who are not Highly Compensated Employees are Leased Employees. Once a person is classified as a Leased Employee, such person shall remain a Leased Employee for every Plan Year for which the person completes at least 1000 Hours of Service.

     "Matching Employee Contributions" refer to contributions made by a Participant prior to 1987 under Plan provisions which at that time resulted in a matching contribution from the Employer.

     "Participant" refers to an Employee who has become eligible to participate under Article III and any former Employee who is still entitled to benefits under the Plan.

     "Plan Entry Date" refers to December 31 or June 30 of each Plan Year.

     "Plan Year" means the twelve month period beginning each December 31 and ending the following December 30.

     "Retirement or Retirees" refers to normal (age 65), late (after age 65), or early (after age 55 but before age 65), retirement under the Company's defined benefit pension plan, or termination of service after attainment of age 65 for Participants entitled to no benefits from said pension plan.

     "Savings Account" refers to the subaccount which separately accounts for a Participant's contributions made pursuant to Section 4.2.

     "Suspense Account" refers to an unallocated account maintained by the Trustee under Section 10.4 in regard to Company Stock acquired with the proceeds of a loan.

     "Termination of Employment" means any termination of the employment relationship pursuant to the Employer's practices and procedures. Termination of Employment generally does not occur until termination of any leave of absence granted to an Employee who leaves the service of an Employer, except that a "leave of absence for third party service" will be deemed a "termination of employment." A "leave of absence for third party service" is an unpaid leave of absence of indefinite duration, but expected to exceed one year, granted the Employee either by the Employer or by operation of law for the purpose of allowing the Employee to perform services for a third party (such as full-time government, military or union service). No distribution shall be made to an Employee during a "leave of absence for third party service" unless the Employee delivers to the Company a written request for such distribution.

     "Testing Wages" for a Plan Year means the Employee's wages for the Plan Year as defined for purposes of federal income tax withholding, subject to the following:

          (a) The Committee may, on a uniform and nondiscriminatory basis, modify the definition of Testing Wages in any way that satisfies the definition of "compensation" under Code Section 414(s).

          (b) Except for purposes of Section 5.3, the Committee shall determine whether Testing Wages for a Plan Year shall include Converted Pay. For purposes of Section 5.3, Testing Wages shall not include Converted Pay.

          (c) Testing Wages does not include any compensation in excess of the maximum annual limit applicable under Code Section 401(a)(17), subject to any applicable cost of living adjustments.

          (d) In applying the annual limits under Code Section 401(a)(17), the spouse of a Highly Compensated Employee who is more than a 5% owner or who is among the 10 highest paid Highly Compensated Employees and any of the lineal descendants of such a Highly Compensated Employee who have not attained age 18 before the end of the Plan Year shall not be treated as a separate participant, and any Testing Wages of said family member shall be treated as Testing Wages of the Highly Compensated Employee.

     "Trust" is the trust created by the Trust Agreement entered between the Company and the Trustee.

     "Trust Agreement" is the agreement, as provided in Article X, entered into by the Company and the Trustee, or any successor Trustee, establishing the Trust and specifying the duties of the Trustee.

     "Trustee" means the Trustee (which can be more than one individual or corporation) under the Plan and related Trust Agreement.

     "Trust Fund" shall mean the Trust Fund provided for in Article X.

     "Year of Service" means any Plan Year, calendar year or other applicable 12-month computation period during which an Employee completes at least 1,000 Hours of Service.

           ARTICLE III.  ELIGIBILITY FOR PARTICIPATION

     Section 3.1    Eligibility.

     (A) An Employee in the employ of an Employer shall become a Participant on the first Plan Entry Date which occurs after the earlier of the following:

          (1)  the date the Employee completes one continuous Year of Service;
or

          (2) the date the Employee completes two Years of Service without a Break in Service,

unless such Employee is no longer in the employ of an Employer on the date such Employee would otherwise become a Participant.

     (B) For the purpose of Subsection (A), the following rules and definitions apply:

          (1) No period of employment with an Employer prior to January 1, 1972, shall be considered to determine eligibility.

          (2) The computation period for determining a Year of Service for eligibility shall be a consecutive 12-month period measured from the date of the first Hour of Service commencing on or after January 1, 1972.

          (3) "One continuous Year of Service" means that the Employee completes a Year of Service in a consecutive 12-month computation period measured from the date of the first Hour of Service commencing on or after January 1, 1974, and remains in the employ of an Employer throughout such entire computation period.

          (4) A "Break in Service" means a failure by an Employee who is not a Participant under the Plan to complete more than 500 Hours of Service for the Employer in the computation period, or in any immediately succeeding 12-month period, being used to account for such Employee's Hours of Service. If an Employee incurs a Break in Service, all service for the Employer prior to the Break in Service shall be disregarded. After a Break in Service by an Employee, the computation period for determining a Year of Service for eligibility shall be a consecutive 12 month period commencing with the first date such Employee completes an Hour of Service following the computation period in which the Break in Service occurred.

          (5) A "Break in Service" shall not occur as to a computation period during which the Employee completes less than 500 Hours of Service if such failure to complete 500 Hours of Service was due to a maternity or paternity leave (assuming the greater of the Employee's usual Hours of Service or eight Hours a day during the portion of the computation period for which the Employee is absent from service by reason of a maternity or paternity leave). However, a "Break in Service" shall occur in any succeeding computation period for failure to complete 500 Hours of Service even if the maternity or paternity leave extends into such succeeding computation period. "Maternity or paternity leave" means a period of absence by an Employee from the Employer's service by reason of (1) the Employee's pregnancy; (2) the birth of a child of the Employee; (3) the adoption of a child by the Employee; or
(4) the caring for such a child for a period beginning immediately following birth or placement for adoption. The Company may require the Employee to furnish timely and adequate information that an absence, or the total period of absence, was for one of the foregoing reasons before crediting all or a portion of an absence as a maternity or paternity leave.

     (C) Notwithstanding (A) above, an Employee of an Employer which became an Employer pursuant to an election under Section 9.5, shall become a Participant as of the effective date of such an Employer's election to participate in the Plan if:

          (1) Such an Employee was a participant in a defined contribution plan of such an Employer which plan was merged into this Plan effective as of the date such Employer's participation in this Plan commenced; or

          (2) Such an Employee would have been eligible under (A) above, prior to such effective date if such Employer had become a participating employer as of the first day of the third Plan Year preceding the Plan Year in which such Employer actually commenced participation in this Plan.

In all other situations, such an Employee shall become a Participant upon meeting the requirements of (A) above, disregarding any service for the Employer more than three Plan Years prior to the Plan Year in which the Employer's participation in this Plan commenced.

     (D) Once an Employee becomes a Participant, all Hours of Service for all purposes shall be accounted for on a Plan Year basis only.

     (E) In addition to the service credited pursuant to subsection (C) above, certain Employees shall receive additional service credit as follows:

          (1) Employees who were employed by Viking Gas Transmission Co. at the time it was acquired by the Company from Tenneco Inc. shall be credited with additional service equal to their pre-acquisition service for Tenneco Inc. and its subsidiaries.

          (2) Employees who were employees of Centran Corporation immediately prior to the acquisition of certain of its assets by a subsidiary of the Company on October 1, 1993 shall be credited with additional service equal to their service prior to that date for Centran Corporation.

     Section 3.2 Re-employment. If a Participant ceases to participate due to a termination of employment and is re-employed by an Employer such former Participant shall immediately reenter the Plan as a Participant.

     Section 3.3 Excluded Employees. Notwithstanding any other provisions hereof, the following Employees are excluded from coverage under the Plan:

     (A) An Employee who is a member of a union which has a collective bargaining agreement through or with an employers' association, which agreement is followed by the Employer and the Employee is eligible for coverage under a retirement plan established by negotiations between such union and association, or if there is other evidence that retirement benefits were the subject of good faith bargaining between such employer association and such union.

     (B)  Any Leased Employee as defined in Section 2.1.

     (C) Prior to January 1, 1994, certain Employees participating in work study arrangements.

                    ARTICLE IV.  CONTRIBUTIONS

     Section 4.1 Discretionary Contributions. For each Plan Year the Company shall determine whether a Discretionary Contribution to the Plan shall be made and the amount of any such contribution. Said contribution will be made by the Participating Employers in proportions determined by the Company. Such contribution will normally be made on or before the 31st day following the end of the Plan Year; but the Company may, in its discretion, delay such contribution until the due date (including extension) for filing the federal income tax return for the taxable year of the Company with respect to which the contribution is made. The contribution may be made in the form of cash or Company Stock, or any combination thereof. All cash contributions shall be applied by the Trustee within 30 days of receipt in one or more of the following ways, as determined by the Company: (1) to purchase Company Stock in market transactions, (2) to purchase Company Stock directly from the Company at the Investment Price, or (3) to redeem fractional shares of terminating Participants at the Investment Price.

     Section 4.2    Employee Contributions.

     (A) Except as hereafter provided, a Participant who is an Employee may elect to make Employee contributions to the Plan to be held in such Participant's Savings Account, which will be reflected by the sub-accounts established by Sections 5.1(D) and 5.1(E), as applicable. However, Participants who are Highly Compensated Employees or who the Company determines are exempt employees for purposes of the federal wage and hour laws are not eligible to make Employee contributions pursuant to this Section. If the Company determines that it has accepted a contribution from such a Participant, the Company Stock acquired with such a contribution, including stock acquired by the reinvestment of dividends relating thereto, shall be distributed to the Participant as soon as practical after the determination is made by the Company. Contributions may be made by payroll deductions or cash contributions. Such contributions may be made up to an amount equal to ten percent of the aggregate Covered Compensation received by the Participant for all years during which the Participant participated in this Plan, less the amount of previous voluntary contributions to this Plan under this Section 4.2 or to the NSP Retirement Savings Plan or any other plan qualified under Code
Section 401(a) maintained by the Employer.

     (B) All Employee contributions shall be applied monthly by the Trustee in one or more of the following ways, as determined by the Company: (1) to purchase Company Stock in market transactions, (2) to purchase such stock directly from the Company at the Investment Price, or (3) to redeem fractional shares of terminating Participants at the Investment Price.

     (C) Participants may elect to make Employee contributions by signing a form provided by the Company for such purpose. The Employer may require, on a nondiscriminatory basis, that no payroll deduction will be made, changed or terminated for any payroll period which commences less than 15 days after delivery by a Participant of such election, change or termination to the Employer's Payroll Department. No payroll deduction shall be in an amount less than $5.00 per month and no cash contribution shall be less than $10.00. The Employer may require that the payroll deduction be in a specific dollar amount, and, if permitted as a percent of eligible compensation, the authorization may be rounded to the next highest dollar amount divisible by twelve. The Employer may require that payroll deductions for the Savings Account be collected in the same payroll period each month and may specify a specific payroll period for such payroll deductions.

               ARTICLE V. ACCOUNTS AND ALLOCATIONS

     Section 5.1 Separate Accounts. The Company shall create a separate Account for each Participant. The Company shall also maintain separate subaccounts reflecting:

     (A)  Company Stock acquired with Discretionary Contributions;

     (B)  Company Stock acquired with Matching Employee Contributions;

     (C) Company Stock acquired directly (or indirectly through repayment of a loan to the Plan) due to reinvestment of dividends or other income which does not relate to the shares of stock allocated to the subaccount established pursuant to Sections 5.1(D) and 5.1(E).

     (D) Company Stock acquired with Employee contributions (other than Matching Employee Contributions) made prior to January 1, 1987, as well as with the dividends on stock allocated to such subaccount; and

     (E) Company Stock acquired with other Employee contributions made after December 31, 1986, as well as with the dividends on stock allocated to such subaccount.

     Additional subaccounts may be established in the Company's discretion.

     Section 5.2    Allocation of Contributions.

     (A) Allocation Using Covered Compensation. Except to the extent otherwise provided in Section 10.6, the Discretionary Contributions for a given Plan Year shall be allocated to the Accounts of Participants who meet the eligibility requirements of subsection (B) in the ratio which the Covered Compensation of each Participant for such Plan Year bears to the Covered Compensation of all such Participants, provided that if any portion of the contribution is allocated before the end of a Plan Year, such allocation may be based on either Covered Compensation paid to the date of the allocation or Covered Compensation projected for the Plan Year. The shares of Company Stock acquired with a Discretionary Contribution shall be allocated within 90 days after the end of the Plan Year for which the contribution is made or, if later, within 60 days after the date on which the contribution is made.

     (B)  Participants Entitled to Receive Allocations.

          (1) Except for those Participants who commence participation during the Plan Year, or who terminate their employment with the Employer during the Plan Year by reason of death or retirement or under circumstances that entitle them to receive benefits under the NSP Severance Plan for non-bargaining employees, no portion of the Discretionary Contribution for a Plan Year shall be allocated to the Account of a Participant unless such Participant had at least 1,000 Hours of Service during such Plan Year. However, if a Participant is an active Employee at the time of allocation and the Company used dividends on the shares allocated to the Employee's Account throughout the Plan Year for the purposes of loan repayment under Section 10.5, such Participant shall share in the allocation of a Discretionary Contribution for the Plan Year even if the Participant did not complete 1,000 Hours of Service in the Plan Year.

          (2) No allocation of Discretionary Contributions shall be made to an Account for a Participant commencing participation on a date other than the first day of the Plan Year unless such Participant had, during the part of the Plan Year remaining after becoming a Participant, at least that fraction of 1,000 Hours of Service which is equal to the fraction of the Plan Year in which the Participant participated.

          (3) No allocation of Discretionary Contributions shall be made to an Account of a former Participant who has received a distribution of his or her total account balance before the allocation of the contribution is made, except in the case of an early distribution for which the Participant incurred a payment as provided in Section 6.1(A).

     Section 5.3 Limitation on Allocations. Notwithstanding any provisions of the Plan to the contrary, allocations to Participants under the Plan shall not exceed the maximum amount permitted under Code section 415. For purposes of the preceding sentence, the following rules shall apply unless otherwise provided in Code section 415:

     (A) The Annual Additions with respect to a Participant for any Plan Year shall not exceed the lesser of:

          (1) $30,000, or, if greater, 25% of the defined benefit dollar limitation set forth in Code section 415(b)(1)(A) as in effect for the Plan Year.

          (2)  25% of the Testing Wages of such Participant for such Plan
Year.

     (B) If for any Plan Year the limitation described in subsection (A) would otherwise be exceeded with respect to any Participant, correction shall be made as follows:

          (1) The Participant's Employee contributions for said Plan Year will be refunded to him.

          (2) Any remaining excess amount will be transferred to a suspense account, from which it will be allocated as Employer contributions for all Participants in the next Plan Year. The suspense account will not participate in allocation of the Trust Fund's earnings or losses.

     (C) If a Participant is also a participant in one or more other defined contribution plans maintained by an Employer, and if the amount of Employer contributions otherwise allocated to the Participant for a Plan Year must be reduced to comply with the limitations under Code section 415, such allocations under this Plan and each of such other plans shall be reduced pro rata to the extent necessary to comply with said limitations, but reductions shall occur first from employee after-tax contributions, next from employee before-tax contributions, and finally from all other allocations.

     (D) If the Participant is also a participant in one or more defined benefit plans maintained by an Employer, the sum of the Participant's defined benefit plan fraction and defined contribution plan fraction, determined according to Code section 415(e), for any Plan Year may not exceed 1.0, and benefits under said defined benefit pension plan(s) shall be reduced as necessary to reduce the sum of the fractions to 1.0.

     (E) For purposes of this section, "Annual Additions" means the sum of the following amounts allocated to a Participant for a Plan Year under this Plan and all other defined contribution plans maintained by his Employer in which he participates:

          (1) Principal payments on exempt loans to the extent such payments are attributable to shares of Company Stock allocated to the Participant.

          (2)  Discretionary Contributions under Section 4.1.

          (3)  Employee Contributions under Section 4.2.

          (4) Amounts considered to be "Annual Additions" under the terms of the other defined contribution plans.

Contributions used to pay interest on an Exempt Loan shall be an annual Addition for any Plan Year that the requirements of subsection (F) are not met. An Annual Addition with respect to a Participant's Account shall be deemed credited thereto with respect to a Plan Year if it is allocated to the Participant's Account under the terms of the Plan as of any date within such Plan Year.

     (F) The requirements of this subsection (F) are met with respect to a particular Plan Year if no more than one third of the Employer contributions for that year are allocated to the group consisting of Highly Compensated Employees.

     Section 5.4 Trust Income. Except as provided under Section 10.5, income earned by the Trust will be promptly invested in additional shares of Company Stock. However, any income earned on cash held pending investment in Company Stock will be held in an unallocated account until the next quarterly dividend payment when it shall be commingled, invested and allocated with the dividend income for the applicable Accounts then existing. Trust income shall be applied by the Trustee in one or more of the following ways, as determined by the Company (1) to purchase Company Stock in market transactions,
(2) to purchase such stock directly from the Company at the Investment Price, or (3) to redeem fractional shares of terminating Participants at the Investment Price. When the total funds available for investment in shares of Company Stock at a particular time have been fully applied by the Trustee, the acquired shares shall be allocated to Participant Accounts so as to reflect the shares held in a Participant's Account at the time of allocation in relation to the total shares held in all Accounts, subject to a pro rata adjustment for any application by the Trustee of income as authorized herein, including reducing dividends credited to an Account to the extent applied under Section 10.5. The stated price of the shares so allocated shall reflect the weighted average price at which all such shares were acquired. For the purpose of this Section, the terms "Participant's Accounts" or "Participant's Account" refer to any account maintained by the Company including temporarily unallocated accounts and accounts reflecting the amount credited to a former Participant or to an alternate payee.

     Section 5.5 Statement of Account. As soon as practicable after the end of each Plan Year, the Company shall present to each Participant a statement showing the amount of Company Stock credited to the Participant's Account at the beginning of such Plan Year, any change during the Year, the accrued balance at the end of the Year, and such other information as the Company may determine. However, neither the maintenance of the accounts, the allocation of credits to the accounts, nor the statement of accounts shall operate to vest in any Participant any right or interest in or to any assets of the Trust except as the Plan and Trust specifically provide.

     Section 5.6 Immediate Vesting. All amounts allocated to a Participant's Accounts shall be fully vested at all times. Notwithstanding the Participant's nonforfeitable right hereunder, no stock in the Account of a Participant shall be distributed to a Participant or Beneficiary prior to a time authorized under Article VI.

     Section 5.7 Voting of Shares and Exercise of Other Rights. A Participant is entitled to direct the exercise of voting rights or other rights with respect to the number of shares of Company Stock allocated to said Participant's Account. The Company shall provide to each Participant materials pertaining to the exercise of such rights containing all the information distributed to shareholders as part of its distribution of such information to shareholders. A Participant shall have the opportunity to exercise any such rights within the same time period as shareholders of the Company. The Trustee shall vote the shares allocated to a Participant's Account in accordance with the directions given by that Participant. Unallocated shares and allocated shares for which no Participant direction is given will be voted in proportion to the votes cast pursuant to the preceding sentence.

     Section 5.8 Tender or Exchange Offers Regarding Company Stock. As soon as practicable after the commencement of a tender or exchange offer (an "Offer") for shares of Company Stock, the Company shall use its best efforts to cause each Participant (whose Account has allocated to it any shares of Company Stock) to be advised in writing of the terms of the Offer, and to be provided with forms by which the Participant may instruct the Trustee, or revoke such instruction, to tender or exchange shares of Company Stock, to the extent permitted under the terms of such Offer. The Trustee shall follow the directions of each Participant. In advising Participants of the terms of the Offer, the Company may include statements from the Board of Directors setting forth its position with respect to the Offer. The giving of instructions by a Participant to the Trustee to tender or exchange shares and the tender or exchange thereof shall not be deemed a withdrawal or suspension from the Plan or a forfeiture of any portion of such Participant's interest in the Plan solely by reason of the giving of such instructions and the Trustee's compliance therewith. Instructions by Participants pursuant to this Section shall apply both to allocated shares and to unallocated shares held in the Suspense Account. The number of shares as to which a Participant may provide instructions shall be determined as follows:

     (A) The Trustee shall determine the aggregate number of shares held by the Plan, including both allocated and unallocated shares.

     (B) The Company shall determine the number of shares allocated to each Participant's Accounts as a percentage of the aggregate number allocated to Accounts of all Participants.

     (C) The Participant may provide instructions with respect to a number of shares of Company Stock determined by applying the percentage in (B) to the aggregate number of shares in (A). If the Participant directs tender or exchange of the shares for which he may provide instructions, the Trustee shall follow that instruction. The Trustee shall not tender or exchange the shares for which a Participant may provide instructions if the Participant (i) directs against their tender or exchange or (ii) gives no direction.

     The determination of the number of shares as to which a Participant may provide instructions shall be as of the close of business on the day preceding the date on which the Offer is commenced or such earlier date as shall be designated by the Company as the Company, in its sole discretion, deems appropriate for reasons of administrative convenience. Any securities received by the Trustee as a result of a tender or exchange of shares of Company Stock shall be held, and any cash so received shall be invested in short-term investments pending any reinvestment by the Trustee, as it may deem appropriate, consistent with the purposes of the Plan. The rights extended to Participants by this Section shall also apply to the Beneficiaries of deceased Participants.

     If a tender or exchange offer is limited so that all of the shares that the Trustee has been directed to tender or exchange cannot be sold or exchanged, the shares that each Participant directed be tendered or exchanged shall be deemed to have been sold or exchanged in the same ratio that the number of shares actually sold or exchanged bears to the total number of shares that the Trustee was directed to tender or exchange. Shares sold or exchanged at the direction of a Participant shall be deemed to come first out of the shares allocated to the Participant's Accounts and only after all of those shares have been sold or exchanged, out of the Unallocated Reserve.

     For purposes of this Section, each Participant or Beneficiary who is entitled to give such instructions shall be deemed a "named fiduciary" (within the meaning of ERISA) with respect to such instructions.

                    ARTICLE VI.  DISTRIBUTION

     Section 6.1 Termination of Employment. Upon a Participant's Termination of Employment, the entire amount credited to his or her Account shall be distributed as follows:

     (A) Distribution Upon Retirement or Disability. Upon Retirement or Disability, a Participant's Account will be distributed at a time directed by the Participant, but not before all allocations to the Participant's account have been completed, subject to the following:

          (1) However, if requested in writing by the Participant at least 60 days before the desired distribution, the Company will distribute the current balance credited to the Participant's Account at any time after Retirement or Disability that cash funds are available for distributing the fractional share as provided in Section 6.1(D). In the event of such an additional early distribution, the Company may require the Participant to submit a payment in an amount determined by the Company, but not exceeding $100, which payment will be used to offset Plan administration costs incurred by the Company or the Trustee.

          (2) Unless the Participant elects otherwise, distributions must occur no later than the 60th day after the close of the Plan Year in which he reaches age 65 or in which his Termination of Employment occurs, whichever is later; provided, however, that if the amount of the payment to be made cannot be determined by the later of said dates, payment may be made no later than 60 days after the earliest date on which the amount of such payment can be ascertained.

     (B) Distribution Upon Termination of Employment for Reasons other than Retirement, Death or Disability. If a Participant's Termination of Employment occurs for a reason other than the Participant's Retirement, Disability or death, the Participant's Account will be distributed at a time directed by the Participant, but not before all allocations to the Participant's Account have been completed, subject to the following:

          (1) Distributions must occur as soon as administratively feasible after the date the Participant attains age 65.

          (2) However, if the value of the Participant's Account is $3,500 or less, the distribution must occur promptly after allocations are completed, and may not be deferred.

     (C) Distribution Upon Death. If a Participant's Termination of Employment is due to his death, his account will be distributed to his Beneficiary in a single sum promptly after all allocations to the Account have been completed. However, if the Beneficiary is the Participant's spouse, the spouse may elect to defer the distribution, but not beyond whichever of the following dates is applicable:

          (1) If the Participant died after attaining age 55 or after qualifying for disability retirement benefits under the Company-sponsored defined benefit pension plan in which the Participant participates, April 1 following the calendar year in which the Participant would have attained age 70 1/2 if he or she had not died.

          (2) If paragraph (1) does not apply to the Participant, the date the Participant would have attained age 65 if he or she had not died (or as soon as administratively feasible thereafter).

     (D) Single Sum Distributions; Distributions In Kind. All distributions under this Section will be made in a single sum consisting of whole shares of Company Stock with cash in lieu of any fractional shares. Such cash may be derived from other cash held by the Plan, in which case the fractional share will be valued at the Investment Price. If cash is not available within the Plan, shares may be sold and the proceeds used to make cash distributions in lieu of fractional shares.

     (E) Required Distributions At Age 70-1/2. Any amounts remaining in a Participant's Account at the close of the calendar year in which he attains age 70-1/2 shall be distributed to him not later than April 1 of the following calendar year. Any amounts allocated to him thereafter shall be distributed to him not later than April 1 following the close of the calendar year in which the allocation occurs. Such distributions shall occur regardless of whether the Participant has had a Termination of Employment.

     (F) Code Section 401(a)(9) Requirements. Notwithstanding any provision of the Plan to the contrary, distributions hereunder shall be made in accordance with the minimum distribution requirements of Code section 401(a)(9), including the incidental death benefit requirements of Code section 401(a)(9)(G), and the regulations thereunder. Any provisions of the Plan that are inconsistent with Code section 401(a)(9) and the regulations thereunder shall be deemed to be inoperative.

     Section 6.2 Effect of Re-Employment After Distribution Has Been Made or Commenced. In the event that a former Participant is re-employed by an Employer before full distribution is accomplished or commenced, distribution of the Account shall be suspended and the undistributed remainder in such Account shall continue to be held until employment is again terminated, it being the intent hereof that no distribution shall be made while a Participant is maintaining an employment relationship with an Employer. Notwithstanding the foregoing and the provisions of Section 3.2, if a retired Employee is re-employed on a part-time basis whereby the Employee is scheduled to work less than 1,000 hours per calendar year, distribution of such Employee's Account will not be suspended and such Employee shall not be eligible to participate in the Plan based on such part-time re-employment.

     Section 6.3    Withdrawals of Common Stock.

     (A) A Participant may withdraw full shares of Company Stock allocated to the subaccount maintained pursuant to Section 5.1(D) at any time to the extent such shares were purchased with the Employee's own contributions. Shares purchased with dividends or other income are not subject to withdrawal under this subsection, but may be withdrawn as provided in subsection (D).

     (B) After the Participant has withdrawn all shares available for withdrawal under subsection (A), the Participant may withdraw full shares of Company Stock allocated to the subaccount maintained pursuant to Section 5.1(B).

     (C) After the Participant has withdrawn all shares available for withdrawal under subsections (A) and (B), the Participant may withdraw full shares of Company Stock allocated to the subaccount maintained pursuant to
Section 5.1(E), but only to the extent such shares were purchased with the Employee's own contributions. (Shares purchased with dividends or other income may not be withdrawn.)

     (D) Subject to the restrictions described in this subsection, a Participant who has withdrawn or requested withdrawal of all amounts available pursuant to subsections (A), (B), and (C) may withdraw full shares of Company Stock credited to the subaccount established for the Participant under Section 5.1(D) which were acquired as a result of the reinvestment of dividends or other income on the shares of stock allocated to such subaccount. Any such withdrawal must be on account of an immediate and heavy financial need of the Participant and must be necessary to satisfy such financial need. A withdrawal shall be deemed to constitute an "immediate and heavy financial need" if the Company determines that such withdrawal is on account of:

          (1) Expenses for medical care described in Code Section 213(d) incurred by the Participant, the Participant's spouse or dependent (as defined in Code Section 152), or expenses necessary for such persons to obtain such medical care;

          (2) Purchase (excluding mortgage payments) of a principal residence for the Participant;

          (3) Payment of tuition and related educational fees (not room and board) for the next 12 months of post-secondary education for the Participant or the Participant's spouse, children or dependents (as defined in Code
Section 152);

          (4) The need to prevent the eviction of the Participant from the Participant's principal residence or foreclosure on the mortgage on that residence; or

          (5) Such other events as may be permitted pursuant to regulations promulgated by the Internal Revenue Service.

A withdrawal will not be treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent the amount of such withdrawal exceeds the amount the Company determines is required to meed the financial need or to the extent the Company determines that such need may be satisfied from other resources that are reasonably available to the Participant. In making this determination, the Company may rely upon a Participant's written representation that the financial need cannot reasonably be relieved:

               (A) through reimbursement or compensation by insurance or otherwise;

               (B) by liquidation of the Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need;

               (C) by cessation of the Participant's Pre-Tax or Voluntary Contributions; or

               (D) by other distributions or nontaxable (at the time of the loan) loans from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms.

Absent such a representation, a withdrawal will be permitted only if the Participant shows to the satisfaction of the Company that the Participant does not have the financial ability to meet the financial hardship with other reasonable means. Such a showing shall not require a Participant to: (i) first withdraw his or her interest in another retirement plan or individual retirement account to the extent there is a tax consequence or penalty, (ii) sell or encumber the Participant's principal residence or the furnishings thereof, (iii) sell or encumber other assets if doing so would increase the amount of the financial need. A hardship withdrawal request shall be submitted in writing signed by the Participant or his legal representative, shall describe fully the circumstances which are deemed to justify the payment and the amounts necessary to alleviate the hardship, and shall be accompanied by such other documentation as may be requested by the Company. Any determination made by the Company with regard to a withdrawal pursuant to this section shall be final and binding upon the Participant.

     (E)  The Company may require that any withdrawal pursuant to this Section
6.3 shall be made by executing a request in writing on a form provided by the Company for such purpose.

     Section 6.4    Diversification Options.

     (A) Distribution Election for Post-1986 Shares. A limited distribution to Qualified Participants is available under this Section 6.4 during the Qualified Election Period, subject to the following provisions of this section.

     (B) Definitions. For the purpose of this Section 6.4, the following definitions apply:

          (1) "Annual Election Period" refers to December 31 through March 30 of each Plan Year.

          (2) "Qualified Election Period" means the six-Plan Year period beginning the later of (a) the Plan Year after the Plan Year in which the Participant attains age 55; or (b) the Plan Year after the Plan Year in which the Participant first becomes a Qualified Participant.

          (3) "Qualified Participant" means a Participant who has attained age 55 and who has completed at least ten years of participation in the Plan.

     (C) Annual Withdrawal Election. Each Qualified Participant shall be permitted to withdraw whole shares of Company Stock allocated to the Participant's Basic Account due to Employer contributions after 1986, plus any income allocated to the Basic Account after 1986, including amounts contributed for a Plan Year and allocated to the Basic Account within 90 days after the end of the Plan Year. The withdrawal under this Section 6.4 for a Qualified Participant cannot exceed 25 percent of the post-1986 Company Stock in the Participant's Basic Account. In the case of the election year in which the Qualified Participant can make his last election, "50%" shall be substituted for "25%" in the preceding sentence. The maximum percentage that may be distributed for any one Plan Year shall be reduced by any amounts previously distributed pursuant to this section.

     (D) Election Requirements. The Participant's election to withdraw, or any revocation of such an election, must be delivered in writing to the Company on a form provided by the Company within the applicable Annual Election Period during the Participant's Qualified Election Period. No revocation is effective unless delivered before the end of the Annual Election Period in which an election to withdraw was made. The Company will not make an initial distribution under this Section unless the shares in the Participant's Basic Account as of the Investment Date preceding the applicable Annual Election Period exceed a value of $500. In addition, the first distribution under this Section pursuant to an election which requests less than 25 percent of the post-1986 Basic Account must be of a value of at least $500. The value shall be determined at the Investment Price on the Investment Date last preceding the beginning of the applicable Annual Election Period. Within 90 days after the end of each Annual Election Period the Company shall distribute shares of Company Stock, rounded to the nearest whole share, to each Qualified Participant requesting a withdrawal meeting the requirements of this Section 6.4 provided that the Company will not make such a distribution to a Participant who is no longer an Employee, but if it accidentally does so, the Company shall not be required to seek a return of the distribution, but the Company will allow the former Employee to return the distribution within 60 days after the distribution is received by the former Employee.

     (E) Sequence of Distribution. Any shares withdrawn from a Participant's Basic Account pursuant to this Section 6.4 shall, to the extent possible, be drawn from the subaccount in which shares acquired with Trust income are recorded. No shares will be withdrawn from a subaccount reflecting shares purchased with Employer contributions unless the whole shares allocated to the income subaccount are not sufficient to complete the distribution.

     Section 6.5 Rollovers and Transfers to Other Qualified Plans. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution equal to or greater than $200 paid directly to another eligible retirement plan specified by the distributee in a direct rollover. The following definitions shall be used in administering the provisions of this Section.

     (A) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code section 401(a)(9); and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

     (B) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a qualified trust described in Code section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is limited to an individual retirement account or individual retirement annuity.

     (C) Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code section 414(p), are distributees with regard to the interest of the spouse or former spouse.

     (D) Direct rollover: A direct rollover is a payment by the Trustee to the eligible retirement plan specified by the distributee.

     (E) Effective date: This section applies to distributions on or after January 1, 1993.

                   ARTICLE VII.  BENEFICIARIES

     Section 7.1 Surviving Spouse as Required Beneficiary. If a Participant is married at the time of death, any undistributed amount credited or to be credited to the Participant's Account shall be distributed to such surviving spouse unless the Participant has designated another Beneficiary under Section 7.2 with the contemporaneous or later written consent to such designation by the surviving spouse acknowledging the effect of such consent before a notary public. In the absence of such consent, the designation shall be void upon the death of the Participant. Unless the filed consent specifically permits further changes in a designated Beneficiary, a Participant who has designated a Beneficiary with the consent of the spouse may not subsequently change that Beneficiary without the further consent of the spouse.

     Section 7.2    Other Beneficiaries.  Subject to the requirements of
Section 7.1, a Participant may designate a Beneficiary (the Beneficiary may be more than one person or entity) to whom the balance of the Participant's Account is to be distributed in the event of the Participant's death prior to the full receipt thereof. Such a designation may, without notice to the Beneficiary, be changed or revoked by the Participant at any time. The designation of any Beneficiary and any change or revocation thereof shall be made in writing and in a form prescribed by the Company, and delivered to the Company prior to the death of the Participant. If no Beneficiary is designated or a designation is revoked in whole or in part, or if a designated Beneficiary shall not survive to receive all payments due hereunder, all or such part of the Participant's Account as has not been distributed, shall be payable to the first class of the following classes of automatic Beneficiaries then surviving and (except in the case of surviving issue) in equal shares if there are then more than one in each class:

          (1)  Participant's surviving spouse;

          (2)  Participant's surviving issue per stirpes;

          (3)  Participant's surviving parents;

          (4)  Participant's surviving brothers and sisters;

          (5)  Executor or administrator of Participant's estate.

For the purpose of the foregoing, "per stirpes" means in equal shares among living children and the issue of deceased children, the latter taking by right of representation, and issue means all persons who are descended from the person referred to, either by legitimate birth to or legal adoption by such person, or any of such person's legitimately born or legally adopted descendants. The foregoing provision shall not preclude the designation of a Beneficiary's estate or other conditional Beneficiaries in the event the first designated Beneficiary does not survive to receive full payment. Notwithstanding the foregoing, when the Beneficiary is the surviving spouse, the contingent Beneficiaries of the Participant will not be applicable as to any balance in the Account upon death of the surviving spouse if the surviving spouse prior to death delivers to the Company a specific written designation of Beneficiary in a form prescribed by the Company.

     Section 7.3 Presumptions. If a Beneficiary, including a surviving spouse, and the Participant die under circumstances where it is not known who died first, it will be presumed for the purpose of this Article VII, that the Participant survived the Beneficiary. If the Administrator is unable to locate an automatic or designated Beneficiary (other than a surviving spouse) within six months after death, or within 60 days prior to the contemplated initial distribution of the decedent's Account, whichever date shall last occur, the Beneficiary as of that date shall be deemed to have waived the Beneficiary's right to receive a distribution from the Plan. The distribution which would otherwise have been made to such Beneficiary shall then be made from the Plan to the contingent Beneficiary(ies) then surviving as though the missing Beneficiary did not survive the decedent. A surviving spouse who cannot be located within two years of the decedent's death shall be presumed to have not survived the decedent, and distribution of the decedent's
Account shall be made to the contingent Beneficiary(ies) surviving at the time of distribution.

     Section 7.4 Waiver of Interest. If a Beneficiary, including a surviving spouse, waives all right to receive distribution from the Plan in writing delivered to the Administrator, the distribution shall be made to the contingent Beneficiary(ies) surviving at the time of distribution. In addition, if the Beneficiary's social security number or other information required for distribution is not delivered to the Administrator within the time designated (not less than 30 days) in a written notice sent by the Administrator to the last known address of the Beneficiary, the Beneficiary shall be deemed to have waived the Beneficiary's right to receive distribution from the Plan.

             ARTICLE VIII.  ADMINISTRATIVE PROVISIONS

     Section 8.1 Company as "Named Fiduciary" May Delegate Powers and Authorities. For the purposes of ERISA, the Company shall be the "Named Fiduciary" and "Administrator" of the Plan. Except as expressly otherwise provided herein, the Company shall control and manage the operation and administration of the Plan and make all decisions and determinations incident thereto. In carrying out its Plan responsibilities, the Company shall have discretionary authority to construe the terms of the Plan. The Company may delegate its powers and authorities under the Plan and may designate any person or persons to exercise such powers and authorities in its behalf. In the delegation of such powers and authorities, the Company may authorize or limit the authority of the recipient of the delegated powers and authorities to redelegate such powers and authorities to another person or persons. The Company shall appoint a Committee with authority to deny or grant a request for withdrawal of common stock pursuant to Section 6.3. Such Committee may be contacted through the officer in charge of the Human Resources Department of the Company.

     Section 8.2 Facility of Payment. In case of incompetency of a Participant (including an Alternate Payee) or Beneficiary entitled to receive any distributions under the Plan, and if the Company shall be advised of the existence of such condition, the Company shall direct distribution to any one of the following:

          (1) To the duly appointed guardian or other legal representative of such Participant or Beneficiary;

          (2) To any person designated as a Beneficiary by the Participant if such Beneficiary resides in the same household as the Participant;

          (3) To a person or institution entrusted with the care and maintenance of the incompetent Participant or Beneficiary, provided such distributed interest will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a legal representative of such Participant or Beneficiary.

Any distribution made in accordance with the foregoing provisions of this Section shall constitute a complete discharge of any liability or obligation on the part of the Company or the Trustee under the Plan and Trust.

     Section 8.3    Spendthrift Trust and Qualified Domestic Relations Order.

     (A) Benefits Unassignable. Except as hereafter provided in this Section 8.3, no Participant or Beneficiary, shall have any transferable interest in any Account nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Trustee, nor shall the Trustee or the Company recognize any assignment thereof, either in whole or in part, nor shall any account herein be subject to attachment, garnishment, execution following judgment, or other legal process while in possession or control of the Trustee. The power to designate Beneficiaries to receive the Account of a Participant in the event of the Participant's death shall not permit, or be construed as to permit such power or right to be exercised so as thereby to anticipate, pledge, mortgage, or encumber his or her Account, and the right of a Participant to obtain or seek a withdrawal under Section 6.3 shall not permit, or be construed to permit, such a right to be exercised by a receiver, trustee or other person or entity lawfully representing the Participant except as provided by Section 8.2 for the purpose of making distributions to an incompetent former Participant, alternate payee or Beneficiary.

     (B) Payment Pursuant to a QDRO. Subsection 8.3(A) above shall not apply to any amounts payable with respect to a Participant pursuant to any "qualified domestic relations order" as such term is defined in Code Section 414(p). The Company shall establish reasonable written procedures to determine the qualified status of domestic relations orders and to administer distributions pursuant to such qualified orders. The Company may defer distributions from an account subject to a domestic relations order pending determination that the order is qualified. For purposes of any such order approved by the Company prior to the adoption of this amended and restated Plan document, the provisions of Section 8.3 of the Plan as in effect immediately prior to such adoption shall be deemed to remain in effect.

     Section 8.4 Source of Payment. Benefits under this Plan shall be payable only out of the Trust Fund. No persons shall have any rights under the Plan with respect to the Trust Fund, or against the Trustee or the Company, except as specifically provided for herein.

     Section 8.5 Company to Pay Administration Expenses. The Company shall pay all expenses (not including any tax obligation of the Trust) incurred in the administration of the Plan, including the compensation and expenses of the Trustee, if any. If a corporate trustee shall be acting hereunder, the corporate trustee shall be entitled to receive compensation for its services as Trustee hereunder as agreed from time to time between the Trustee and the Company. Any individual trustee who is an Employee of the Company or other Employer shall receive no compensation for services. Other individual trustees shall likewise serve without compensation except by specific agreement with the Company. However, in any event the Trustee (whether corporate or individual) shall be entitled to receive reimbursement for reasonable expenses, fees, costs, and other charges incurred on account of performing duties under the Plan and Trust. Such reimbursement may be paid directly by the Company to the Trustee, but if not so paid, the same shall be payable from and out of the Trust Fund.

     Section 8.6 Record Address. Each individual or entity with an actual or potential interest in an existing Account shall file and maintain a current record address with the Payroll Department of the Employer. Such record address will be furnished by the Employer to the appropriate personnel of the Company. Mailings by the Company to such record address fulfills any obligation on the part of the Company to provide required information to Participants, including former Employees and Beneficiaries, in regard to the Plan. If no record address is filed, it will be presumed that the address used by the Company in forwarding statements of a Participant's Account balance is the record address.

     Section 8.7 Required Information to be Furnished. Participants and Beneficiaries who may become entitled to any payment hereunder shall furnish to the Company such information as the Company considers necessary or desirable for purposes of administering the Plan, and the provisions of the Plan with respect to any payment hereunder are conditioned upon the prompt receipt by the Company of such true, full, and complete information as the Company may reasonably request.

     Section 8.8 Company Rules. Rules consistent with the provisions of the Plan may be adopted by the Company for the purpose of administering the Plan.

     Section 8.9    Claims Procedure.

     (A) If a Participant or other person with a claim to benefits under the Plan makes a written request for a Plan benefit, the Company shall treat it as a claim for benefit. All claims for benefits under the Plan should be sent to the officer in charge of the Human Resources Department of the Company.
If the Company determines that any individual who has claimed a right to receive benefits under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefore in terms calculated to be understood by the claimant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information, if any, necessary for the claimant to perfect the clam and the reason any such additional material or information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim.

     (B) The claimant may within 90 days thereafter submit, in writing to the officer in charge of the Company's Human Resources Department, a notice that the claimant contests the Company's denial of claim and desires a further review. The Company shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with the specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the claimant and the Company have agreed to an extension of time.

     (C) No person claiming a benefit under the Plan may initiate a civil action regarding the claim until all steps under the claims procedure (including appeals) have been completed.

              ARTICLE IX. AMENDMENT AND TERMINATION

     Section 9.1 Amendment. The Company reserves the right to amend the Plan at any time. Any Plan amendment must be executed by two principal officers of the Company and attested by its Secretary or an Assistant Secretary. No amendment shall reduce or divest the Account of any Participant without the Participant's consent unless the same shall be adopted in order to comply with the applicable provisions of ERISA, the provisions of the Code, and regulations and rulings thereunder, affecting the tax qualified status of the Plan and the deductibility of Employer contributions thereto, or to comply with the provisions of any salary or wage stabilization law, regulations, orders, or directives that may now or hereafter be applicable.

     Section 9.2 Discontinuance of Contributions and Termination of the Plan. The Company reserves the right, by action of its Board of Directors, to discontinue its contributions to this Plan and to terminate the Plan in its entirety.

     Section 9.3 Limitations. No power of amendment or of full or partial termination may be exercised so as to discriminate in favor of Highly Compensated Employees or to permit any part of the assets of the Plan to be used for or diverted to purposes other than for the exclusive benefit of Participants or their Beneficiaries prior to the satisfaction of all liabilities with respect to such Participants and their Beneficiaries under this Plan.

     Section 9.4 Merger, Etc., with Another Plan. In case of merger or consolidation of this Plan with, or transfer of the assets and liabilities of this Plan to, any other plan, each Participant shall be entitled to a benefit immediately after the merger, consolidation, or transfer which is not less than the benefit such Participant would have been entitled to receive immediately before the merger, consolidation, or transfer if this Plan had then terminated.

     Section 9.5 Election to Participate by New Employer. A subsidiary corporation acquired or organized after the Effective Date which otherwise falls within the definition of Employer in Article I and which elects to participate in the Plan shall become an Employer hereunder as of the effective date of its election. Such a subsidiary corporation may elect to participate, either by action of its board of directors or by written action of two or more of its officers. Any such election shall be contingent upon the approval of the Board of Directors or the written approval of any two principal officers of the Company. The Employees of such subsidiary corporation shall, upon the effective date of such election, become
Employees hereunder and shall become Participants as provided in Section 3.1(C). The election to participate in this Plan and any related merger with this Plan of a pre-existing plan of such subsidiary corporation may be contingent upon such subsidiary corporation or the Company, as Plan Administrator, receiving a determination from the Internal Revenue Service that the Plan and related Trust Agreement continue thereafter as a qualified plan and exempt trust under Section 401 and Section 501 of the Code.

                       ARTICLE X.  TRUSTEE

     Section 10.1 Trust Agreement. The Company shall enter into a Trust Agreement with a Trustee to be selected by the Company who shall serve at the pleasure of the Company. The Trust Agreement shall provide, among other things, for a Trust Fund to which all contributions shall be paid, and the Trustee shall have such rights, powers, and duties as are set forth in the Trust Agreement. All assets of the Trust Fund shall be held, invested, and reinvested in accordance with the provisions of the Trust Agreement and the Plan.

     Section 10.2 Trust Investments. The Trustee shall be responsible solely for the investment and safekeeping of the assets of the Trust Fund and shall have no responsibility for the operation or administration of the Plan, except as expressly provided herein. If the Trustee is a bank or trust company supervised by the United States or a State, assets of the Trust Fund may be invested in deposits which bear a reasonable rate of interest with such bank or trust company to the extent they are not required by the Plan to be invested in Company Stock. The Trustee shall have the authority to pay moneys to or upon the order of the Company for the use of the Plan upon requisition drawn upon the Trustee.

     Section 10.3 Exclusive Benefit of Participants. The Company contributions shall be held by the Trustee for the benefit of the Participants and their Beneficiaries, and no part of such contributions and no part of the respective Participant's Accounts shall be recoverable by the Company, or used for, or diverted to purposes other than for the exclusive benefit of the Participants and their Beneficiaries in accordance with the provisions of the Plan.

     Section 10.4 Borrowed Funds. The Trustee, the Company, or both, may enter into loan agreements where the proceeds of the loan shall be applied by the Trustee, no later than the thirtieth day after receipt of the proceeds, to purchase Company Stock or to repay a prior loan which was applied to the acquisition of Company Stock. Purchases direct from the Company shall be made at a price not in excess of the average of the high and low prices of Company Stock on the date of purchase (or if the date of purchase is not a trading date, the price on the last preceding trading date) as reported in the Wall Street Journal. Any such loan and related contracts must be primarily for the benefit of Participants and their Beneficiaries, and shall be subject to the following terms and conditions:

          (1) The interest rate respecting such loan shall not exceed a reasonable rate of interest.

          (2) The shares of Company Stock acquired with the proceeds of a loan, which proceeds may include interest earned on cash proceeds of the loan pending investment in shares, shall be held in a Suspense Account and not allocated to Accounts until released from the Suspense Account in accordance with Section 10.6.

          (3) The only assets of the Trust Fund which may be given as collateral for the loan are the shares of Company Stock acquired with the loan proceeds (or shares acquired with a prior loan repaid with the proceeds of current loan) and held in the Suspense Account. No person entitled to payment under such loan shall have any right to assets of the Trust Fund other than the above referred to stock in the Suspense Account and dividends or other income thereon, and any contributions made by the Company with direction for the Trustee to apply toward repayment of the loan. In the event of default on such loan, the value of Trust Fund assets transferred in satisfaction of the loan must not exceed the amount of default.

     Section 10.5 Dividends Applied to Loan Repayment. When a loan balance is outstanding, dividends paid on Company Stock that was acquired with the proceeds of the loan (other than dividends on shares that have been allocated to inactive Participants) shall be applied to the repayment of the Loan. Dividends on shares of such stock which are held in the Suspense Account shall be applied to any scheduled loan payment before dividends on shares which have been allocated to Participant's Accounts. To the extent dividends on shares of Company Stock that were acquired with the proceeds of a loan are insufficient to discharge in full any scheduled loan payment, then dividends on shares of Company Stock that were not acquired with the proceeds of the loan (other than dividends on shares that have been allocated to inactive Participants) shall be applied to such payment as follows:

     (A) Dividends paid on shares of Company Stock that were acquired by the Plan before August 5, 1989, shall be applied to the loan payment; and

     (B) Dividends paid on such shares of Company Stock that were acquired by the Plan after August 4, 1989, shall be applied to the loan payment to the extent directed by the Company.

Dividends applied to the repayment of a loan shall first be applied to any scheduled payment of interest and then to any scheduled payment of principal (to the extent the Trustee shall elect to prepay a loan, such prepayment shall be treated as a scheduled payment for the purposes of this Section). To the extent dividends on shares that would otherwise be applied toward the repayment of the loan are in excess of a scheduled loan payment, the Trustee shall invest such excess dividends in interest bearing accounts or in similar short-term investments for credit to the Suspense Account, unless directed by the Company to acquire additional shares of Company Stock for credit to the Suspense Account. Any short-term investments shall then be applied to subsequent loan payments, provided that if such investments have not been applied prior to the ninetieth day following the end of the Plan Year in which such dividends were paid, the Trustee shall apply the balance of such investments to the purchase of Company Stock. Such stock will then be allocated to Accounts of Participants as follows: (i) shares acquired due to dividends paid on stock that was allocated to a Participant's Account shall be allocated to that Participant's Account as a dividend; and (ii) shares acquired due to dividends paid on stock held in the Suspense Account shall be allocated as a Company contribution under Section 5.2. (The preceding sentence is applicable to Plan Years beginning on or after December 31, 1994; allocations for prior years will be handled as provided in the Plan as previously in effect.) The Trustee shall not apply income from investments or Company contributions toward repayment of a loan until all dividends available for such purpose have been so applied.

     Section 10.6 Release from Suspense Account and Allocation of Shares. All shares of Company Stock held in the Suspense Account shall be released from the Suspense Account, and allocated to Accounts of Participants, as follows:

     (A) Release of Shares from Suspense Account. For each Plan Year during the duration of the loan the minimum number of shares of Company Stock acquired with the proceeds of such loan and released from the Suspense Account shall equal the number of shares acquired with the loan held at the beginning of the Plan Year (or when the loan originated if later) multiplied by a fraction. The numerator of the fraction is the amount of principal paid to the lender during the Plan Year, and the denominator of the fraction is the sum of the numerator plus the principal to be paid for all future years. The number of future years under the loan must be definitely ascertainable and must be determined without taking into account any possible extensions or renewal periods. However, the number of shares released will not be less than the number needed to make the allocations in (B). In applying the provisions of this Section 10.6(A), the following special rules shall apply:

          (1) The loan must provide for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten years;

          (2) Interest included in any payment shall be disregarded only to the extent that it does not exceed the interest that would be payable under standard loan amortization tables; and

          (3) If the loan is renewed, extended, or refinanced, the sum of the expired duration of the loan and the renewal, extension or new loan period shall not exceed ten years.

     (B) Shares Allocated to Replace Dividends. If dividends from a Participant's Account are used to make loan payments, said Account will receive an allocation of a number of shares of Company Stock equal to the shares which would have been acquired if the dividends had been used to purchase Company Stock for whichever of the following prices is less:

          (1) The weighted average price at purchase of the shares of Company Stock acquired with the loan proceeds.

          (2) The current market price of shares of Company Stock at the time the dividends were paid.

Allocations at the price described in (B)(1) shall be made as soon as administratively feasible after the dividends are applied to make a loan payment. Any additional allocation required at the price described in (B)(2) shall be made annually. If the shares released under (A) are insufficient to make the foregoing allocation, the balance will be derived from Company contributions.

     (C) Allocation of Remaining Shares. Any remaining shares of Company Stock released from the Suspense Account after all allocations under (B) have been completed will be allocated as Company contributions as provided in
Section 5.2.

     (D) Transition Rules. The foregoing allocation rules apply to Plan Years beginning on and after December 31, 1994. Allocations for prior years will be handled as provided in the Plan as previously in effect.

     Section 10.7 Non-Tradable Company Stock. If at the time of distribution, shares of Company Stock distributed from the Trust Fund are not "readily tradeable on an established market" within the meaning of Code section 409(h) and the regulations thereunder, such shares shall be subject to a put option under which all or any part of the distributed shares may be sold to the Company. The put option shall be subject to the following conditions:

          (1) The put option shall be exercisable only by the distributee (whether the Participant or a Beneficiary), any person to whom the Company Stock has passed by gift from the distributee and any person (including an estate or the distributee from an estate) to whom the Company Stock passed upon the death of the distributee (hereinafter referred to as the "holder").

          (2) The put option must be exercised during the 60 day period beginning on the date the Company Stock is first distributed by the Plan, or during a 60 day period designated by the Company during the Plan Year following the Plan Year in which the distribution occurred.

          (3) To exercise the put option, the holder shall notify the Company in writing that the put option is being exercised.

          (4) Within 30 days after receipt of such notice, the Company shall tender to the holder a cash payment equal to the fair market value of the Company Stock, said value to be determined as of the Plan valuation date coincident with or immediately preceding exercise of the put option.

          (5) The Plan is not bound to purchase Company Stock pursuant to the put option, but the Trustee may cause the Plan to assume the Company's rights and obligations to acquire Company Stock under the put option.

          (6) The put option extended under this section shall continue in force notwithstanding that a loan is repaid or that this Plan ceases to be an employee stock ownership plan.

          (7) Except as provided in this section, no Company Stock acquired with the proceeds of a loan may be subject to a put, call or other option, or any buy-sell or similar arrangement, while held by or distributed from the Plan.

              ARTICLE XI.  MISCELLANEOUS PROVISIONS

     Section 11.1 No Contract of Employment. Nothing contained in this Plan shall be construed as a contract of employment between an Employer and any Employee or as a right of any Employee to be continued in the employment of an Employer or as a limitation on the right of an Employer to discharge any Employee with or without cause.

     Section 11.2 No Guarantees on Value. Neither the Company nor the Trustee guarantees the Trust Fund in any manner against loss or depreciation.

     Section 11.3 Fiduciary Responsible Only For Own Acts. The Company, the Board of Directors, the Committee, or any other committee assigned by the Company to perform all or some of the administration of the Plan, the Trustee, and any person who is deemed to be a fiduciary under the Plan, will not be liable for a breach of fiduciary responsibility of another fiduciary under the Plan except to the extent (1) it shall have participated knowingly in, or knowingly undertaken to conceal, an act or omission of such fiduciary, knowing such act or omission was a breach of such fiduciary's responsibilities; (2) it shall have, through a breach of its fiduciary responsibilities, enabled such fiduciary to commit a breach of its fiduciary responsibilities; or (3) it shall have knowledge of a breach of fiduciary responsibilities by such fiduciary, unless it has made a reasonable effort to remedy the breach.

     Section 11.4 Company Indemnification. Employees of the Company designated by the Company to perform acts under the Plan shall be indemnified by the Company or from proceeds under insurance policies purchased by the Company against any and all liabilities arising by reason of any act, or failure to act, made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in defense of any claim relating thereto.

     Section 11.5 Laws of Minnesota. The Plan shall be governed by, and construed in accordance with the laws of the State of Minnesota, except to the extent such laws are preempted by ERISA.

     Section 11.6 Securities Regulations. The Company reserves the right to withhold authorization of any distribution of an Account or to restrict the transfer of any shares of Company Stock distributed from an Account to the extent necessary to satisfy the requirements of any Federal or State law or regulation applicable to securities of the Company. In compliance with the Securities Act of 1933, no contributions from Participants will be accepted unless a Securities and Exchange Commission Registration Statement, if a Registration Statement is required, is effective for the issuance of securities to be issued for such contributions.

     Section 11.7 Contributions Conditioned on Tax Deductions. All Company contributions to the Plan are expressly conditioned upon their being deductible under Section 404 of the Code. In addition, the Company's contributions under Section 4.1, is an amount up to the deductions claimed on the Company's United States corporate income tax return pursuant to Code section 404(k), are conditioned upon receiving the deduction. To the extent that a deduction claimed for any Company contribution, or any deduction pursuant to Code section 404(k) is subsequently disallowed, the Company may withdraw its contribution conditioned on the disallowed deduction within one year after the date of disallowance.

     Section 11.8 Top Heavy Contingency. The provisions of Appendix A relating to a top heavy contingency shall apply if the Plan should ever become a Top Heavy Plan as defined in such Appendix for any Plan Year.

     Section 11.9 Tax Credit Rules. The Plan will comply with any provisions of the Code or regulations thereunder with respect to tax credit shares contributed in the past in order to qualify for an investment or payroll tax credit.

                            APPENDIX A

                      TOP HEAVY CONTINGENCY

     Notwithstanding any of the foregoing provisions of the Plan, if, after applying the special definitions set forth in Section 1 of this Appendix, this Plan is determined under Section 2 of this Appendix to be a Top Heavy Plan for a Plan Year, then the special rules set forth in Section 3 of this Appendix shall apply. For so long as this Plan is not determined to be a Top Heavy Plan, the special rules in Section 3 of this Appendix shall be inapplicable to this Plan.

     Section 1. Special Definitions. Terms defined in the Plan shall have the same meanings when used in this Appendix. In addition, when used in this Appendix, the following terms shall have the following meanings:

     1.1 Aggregated Employers -- the Employer and each other corporation, partnership or proprietorship which is a "predecessor" to the Employer, or is under "common control" with the Employer, or is a member of an affiliated service group that includes the Employer, as those terms are defined in section 414(b), (c) or (m) of the Code.

     1.2 Aggregation Group -- a grouping of this plan and each other qualified pension, profit sharing or stock bonus plan, regardless of whether the plan has terminated (including any qualified defined benefit plan which, during the five-year period ending on the Determination Date, has or has had any accrued benefits) of the Aggregated Employers:

     (a)  in which a Key Employee is a Participant; and

     (b) which is required to be taken into account for this Plan to satisfy the qualification requirement that this Plan cover a nondiscriminatory group of employees (i.e., either the so-called "70% test," the "70%/80% test" or the nondiscriminatory classification test"); and

     (c) which is not included in paragraph (a) or (b) above, but which the Employer elects to include in the Aggregation Group and which, when included, would not cause the Aggregation Group to fail to satisfy the qualification requirement that the Aggregation Group of plans cover a nondiscriminatory group of employees (i.e., either the so-called "70% test", the "70/80% test" or the "nondiscriminatory classification test").

     1.3 Determination Date -- for the first (1st) plan year of a plan, the last day of such first (1st) plan year, and for each subsequent plan year, the last day of the immediately preceding plan year.

     1.4 Five Percent Owner -- for each Aggregated Employer that is a corporation, any person who owns (or is considered to own within the meaning of the Shareholder Attribution Rules) more than five percent (5%) of the outstanding stock of the corporation or stock possessing more than five percent (5%) of the total combined voting power of the corporation, any person who owns more than five percent (5%) of the capital interest or the profits interest in such Aggregated Employer. For the purposes of determining ownership percentages, each corporation, partnership and proprietorship otherwise required to be aggregated shall be viewed as a separate entity.

     1.5 Key Employee -- each Participant (whether or not then an employee) who at any time during a plan year (or any of the four preceding plan years) is:

     (a) an officer of any corporate Aggregated Employer having annual Testing Wages for any such plan year in excess of 150% of the amount in effect under Code section 415(c)(1)(A) for any such plan year, or

     (b) one of the 10 employees (not necessarily Participants) owning (or considered to own within the meaning of the Shareholder Attribution Rules) the largest interests in any of the Aggregated Employers (which are owned by employees) and who has annual Testing Wages in excess of the limitation in effect under section Code 415(c)(1)(A) for any such plan year, or

     (c)  a Five Percent Owner, or

     (d) a One Percent Owner having an annual Testing Wages of more than $150,000;

provided, however, that no more than 50 employees shall be treated as officers. For the purposes of determining ownership percentages, each corporation, partnership and proprietorship otherwise required to be aggregated shall be viewed as a separate entity. For purposes of paragraph
(b) above, if two employees have the same interest in any of the Aggregated Employers, the employee having the greatest annual total compensation from that Aggregated Employer shall be treated as having a larger interest. The term "Key Employee" shall include the beneficiaries of a deceased Key Employee.

     1.6 One Percent Owner -- for each Aggregated Employer that is a corporation, any person who owns (or is considered to own within the meaning of the Shareholder Attribution Rules) more than one percent (1%) of the outstanding stock of the corporation or stock possessing more than one percent (1%) of the total combined voting power of the corporation, and, for each Aggregated Employer that is not a corporation, any person who owns more than one percent (1%) of the capital or the profits interest in such Aggregated Employer. For the purposes of determining ownership percentages, each corporation, partnership and proprietorship otherwise required to be aggregated shall be viewed as a separate entity. For the purposes of determining Testing Wages, however, all compensation received from all Aggregated Employees shall be taken into account.

     1.7 Shareholder Attribution Rules -- the rules of section 318 of the Code, except that subparagraph (C) of section 318(a)(2) of the Code shall be applied by substituting "5 percent" for "50 percent" or, if the Employer is not a corporation, the rules determining ownership in such Employer which shall be set forth in regulations prescribed by the Secretary of the Treasury.

     1.8 Top Heavy Aggregation Group -- any Aggregation Group for which, as of the Determination Date, the sum of:

          (i) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in such Aggregation Group; and

          (ii) the aggregate of the accounts of Key Employees under all defined contribution plans included in such Aggregation Group,

exceed sixty percent (60%) of a similar sum determined for all employees. In applying the foregoing, the following rules shall be observed:

     (a) For the purpose of determining the present value of the cumulative accrued benefit for any employees under a defined benefit plan, or the amount of the account of any employee under a defined contribution plan, such present value or amount shall be increased by the aggregate distributions made with respect to such employee under the plan during the five (5) year period ending on the Determination Date.

     (b) Any rollover contribution (or similar transfer) initiated by the employee and made after December 31, 1983, to a plan shall not be taken into account with respect to the transferee plan for the purpose of determining whether such transferee plan is a Top Heavy Plan (or whether any Aggregation Group which includes such plan is a Top Heavy Aggregation Group).

     (c) If any individual is not a Key Employee with respect to a plan for any plan year, but such individual was a Key Employee with respect to a plan for any prior plan year, the cumulative accrued benefit of such employee and the account of such employee shall not be taken into account.

     (d) The determination of whether a plan is a Top Heavy Plan shall be made once for each plan year of the plan as of the Determination Date for that plan year.

     (e) In determining the present value of the cumulative accrued benefits of employees under a defined benefit plan, the determination shall be made as of the actuarial valuation date last occurring during the twelve (12) months preceding the Determination Date and shall be determined on the assumption that the employees terminated employment on the valuation date. In determining this present value, the mortality and interest assumptions shall be those which would be used by the Pension Benefit Guaranty Corporation in valuing the defined benefit plan if it terminated on such valuation date. The accrued benefit to be valued shall be the benefit expressed as a single life annuity.

     (f) In determining the accounts of employees under a defined contribution plan, the account values determined as of the most recent asset valuation occurring within the twelve (12) month period ending on the Determination Date shall be used. In addition, amounts required to be contributed under either the minimum funding standards or the plan's contribution formula shall be included in determining the account. In the first year of the plan, contributions made or to be made as of the Determination Date shall be included even if such contributions are not required.

     1.9 Top Heavy Plan -- a qualified plan under which (as of the Determination Date):

          (i) If the plan is a defined benefit plan, the present value of the cumulative accrued benefits for Key Employees exceed sixty percent (60%) of the present value of the cumulative accrued benefits for all employees; and

          (ii) If the plan is a defined contribution plan, the aggregate of the accounts of Key Employees exceeds sixty percent (60%) of the aggregate of all of the accounts of all employees.

In applying the foregoing, the following rules shall be observed:

     (a) Each plan of an Employer required to be included in an Aggregation Group shall be a Top Heavy Plan if such Aggregation Group is a Top Heavy Aggregation Group.

     (b) For the purpose of determining the present value of the cumulative accrued benefit for any employee under a defined benefit plan, or the amount of the account of any employee under a defined benefit plan, or the amount of the account of any employee under a defined contribution plan, such present value or amount shall be increased by the aggregate distributions made with respect to such employee under the plan during the five (5) year period ending on the Determination Date.

     (c) The rules in subsections (b) through (f) of Section 1.8 are applicable.

     (d) For the purpose of determining if the Plan, or any other plan included in a required aggregation group of which this Plan is a part, is top heavy, the accrued benefit of an Employee other than a Key Employee shall be determined under: (i) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Aggregated Employers, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Code section 411(b)(1)(C).

     Section 2. Determination of Top Heaviness. Once each Plan Year, as of the Determination Date for that Plan Year, the administrator of this Plan shall determine if this Plan is a Top Heavy Plan.

     Section 3.     Contingent Provisions.

     3.1 When Applicable. If this Plan is determined to be a Top Heavy Plan for any Plan Year, the following provisions shall apply for that Plan Year (and, to the extent hereinafter specified, for subsequent Plan Years), notwithstanding any provisions to the contrary in the Plan.

     3.2  Defined Contribution Plan Minimum Benefit Requirement.

     3.2.1 General Rule. If this Plan is a defined contribution plan, then for any Plan Year that this Plan is determined to be a Top Heavy Plan, the Employer shall make a contribution for allocation to the account of each employee who is a Participant for that Plan Year and who is not a Key Employee in an amount (when combined with other Employer contributions and forfeited accounts allocated to his account) which is at least equal to three percent (3%) of such Participant's Testing Wages. This contribution shall be made for each Participant who has not separated from service with the Employer at the end of the Plan Year including, for this purpose, each Participant who, under other Plan provisions, would have received no contribution, or would have received a lesser contribution, for the Plan Year because he or she:

     (a) completed fewer than one thousand (1,000) Hours of Service (or the equivalent) during the Plan Year, or

     (b)  failed to make mandatory contributions to the Plan, or

     (c) earned compensation which was less than the stated amount required to receive a full contribution under the Plan, but only if such Participant must be counted as a Participant in order for this Plan to satisfy the qualification requirement that the Plan cover a nondiscriminatory group of employees (i.e., the so-called "70% test," the "70/80% test" or the "nondiscriminatory classification test").

     3.2.2 Special Rule. Subject to the following rules, the percentage referred to in Section 3.2.1 of this Appendix shall not exceed the percentage at which contributions are made (or required to be made) under this Plan for the Plan Year for that Key Employee for whom that percentage is the highest for the Plan Year.

     (a) The percentage referred to above shall be determined by dividing the Employer contributions for such Key Employee for such Plan Year by his Testing Wages.

     (b) For the purposes of this Section 3.2, all defined contribution plans required to be included in an Aggregation Group shall be treated as one plan.

     (c) The exception contained in this Section 3.2.2 shall not apply to (be available to) this Plan if this Plan is required to be included in an Aggregation Group if including this Plan in an Aggregation Group enables a defined benefit plan to satisfy the qualification requirement that the defined benefit plan cover a nondiscriminatory group of employees (i.e., either the so-called "70% test", the "70/80% test" or the nondiscriminatory classification test").

     3.2.3 Salary Reduction. Salary reduction contributions made by key employees under Code section 401(k) are taken into account, but salary reduction contributions by non-key employees are disregarded.

     3.3 Priorities Among Plans. In applying the minimum benefit provisions of this Appendix in any Plan Year that this Plan is determined to be a Top Heavy Plan, the following rules shall apply:

     (a) If an employee participates only in this Plan, the employee shall receive the minimum benefit applicable to this Plan.

     (b) If an employee participates in both a defined benefit plan and a defined contribution plan and only one (1) of such plans is a Top Heavy Plan for the Plan Year, the employee shall receive the minimum benefit applicable to the plan which is a Top Heavy Plan.

     (c) If an employee participates in both a defined contribution plan and a defined benefit plan and both are Top Heavy Plans, then the employee, for that Plan Year, shall receive the defined benefit plan minimum benefit unless for that Plan Year the employee has received employer contributions and forfeitures allocated to his account in the defined contribution plan in an amount which is at least equal to five percent (5%) of his total compensation.

     3.4 Annual Contribution Limits. If a Participant is also a participant in a defined benefit plan maintained by the employer, with respect to any Plan Year for which the Plan is a Top Heavy Plan, Section 5.3 of the Plan shall be applied by substituting "1.0" for "1.25" in paragraphs (2)(B) and (3)(B) of Code section 415(e), and by substituting "$41,500" for "$51,875" in Code section 415(e)(6)(B)(i). The foregoing provisions of this section shall be suspended with respect to any individual so long as there are no employer contributions or forfeitures allocated to such individual, and no defined benefit plan accruals for such individual, either under this Plan or under any other plan that is in a required aggregation group of plans, within the meaning of Code section 416(g)(2)(A)(i), that includes this Plan.


     3.5 Exception For Collective Bargaining Unit. Section 3.2 shall not apply with respect to any employee included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and one or more employers if there is evidence that retirement benefits were the subject of good faith bargaining between such employee representative and such employer or employers.